SRR
STOUT | RISIUS | ROSS

November 14, 2007

Mr. Thomas Edward Pumford, Jr.
Secretary, Treasurer and CFO
Liberty Renewable Fuels LLC
3508 East M-21
Corunna, MI 48817

Re: Consent to Disclosure SSR's Name and Role in Form 10-Q

Dear Mr. Pumford:

We hereby consent to the use in this Form 10-Q of our report delivered on January 2, 2007 for the Fair Value of Profit Interest Units (Value of Shared-Based Units) relating to the financial statements of Liberty Renewable Fuels, LLC as of September 30, 2007 and for the period from inception (June 21, 2006) to September 30th, 2007.

Sincerely,

Mark R, Fournier, CFA
Director
Stout Risius Ross, Inc.

32255 Northwestern Highway, Suite 201
Farmington Hills, MI 48334
ph. 248 208-8800
fax 248 208-8822
www.srr.com